EXHIBIT 10.5

33 Newbury Street

Boston, MA 02116

July 25, 2008

Thomas E. Hughes

89 Wilson Road

Concord, MA 01742

Dear Tom:

This letter agreement (“Agreement”) will confirm our offer of employment with Zafgen (the “Company”) under the terms and conditions that follow:

1.	Position and Duties

Effective on a date to be mutually agreed upon, provided that the Board of Directors has approved this Agreement by such date (“Effective Date”), you will be employed by the Company, on a full-time basis, as its Chief Executive Officer, subject to the direction and control of the Board of Directors of the Company (the Board). In addition you will be elected to the Board at the next Board meeting after you join the Company and will serve without further compensation as a member of the Board for so long as you serve as the Company’s Chief Executive Officer. You also agree to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time. You also agree that while employed by the Company you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it.

2.	Compensation and Benefits

During your employment, as compensation for all services performed by you for the Company and subject to your performance of your duties and responsibilities for the Company, pursuant to the Agreement or otherwise, the Company will provide you with the following pay and benefits.

Base Salary: You will receive a semi-monthly salary of $13,541.67 which is equivalent to $325,000.08 annually. All payments will be subject to legally required tax withholdings.

Bonus: In addition you will also be eligible to receive an annual incentive bonus commencing in calendar year 2008, equal to up to 30% of your base salary. Your 2008 award, which will be based upon your performance will be prorated based upon your start date and will be subject to the terms of the applicable bonus plan approved by the Board. Additional details will be available after you join the company. All bonus payments will be subject to legally required tax withholdings.

Stock Options: You will be granted a stock option to purchase 1,078,969 shares of the Company’s common stock, subject to Board of Directors approval. This option, which will be subject to the standard terms and conditions of the Zafgen Stock Option Plan, will be issued soon after you begin employment with the Company. The option will vest over four years at the rate of 25% after twelve months of active employment and then on each monthly anniversary date of active employment until after four full years of active employment when the option is fully vested.

If a Change of Control (defined below) occurs all of your remaining unvested options shall fully vest, effective upon the consummation of any Change in Control. “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (individual, a corporation, a partnership or any other entity or organization other than the Company or any of its Affiliates) of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which holders of the voting securities of the Company prior to the merger of consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or holders of securities of the Company.

Benefits: Zafgen currently offers medical and dental insurance, life and disability insurance plans as well as three weeks vacation and 11 company paid holidays. Our benefits, and payroll, are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes and the Zafgen Board will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at Zafgen.

Company Property and Employment Eligibility: The offer of employment is contingent upon satisfactory reference checks, your signing Zafgen’s standard Forms of Agreement Regarding Inventions, Confidentiality and Proprietary Information (Copy attached) and I-9 Employment Verification Form (Copy attached). You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements.

If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Zafgen, please let us know as soon as possible.

Term of Employment: This employment offer letter is not intended to create or constitute an employment agreement or contract between you and Zafgen. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with Zafgen at any time for any reason. Similarly, Zafgen will have the right to terminate its employment relationship with you at any time for any reason.

As stated above, the Company has contracted with TriNet to provide payroll, benefits and HR administration services on behalf of Zafgen. Information about these benefits is included in this letter and additional information will be available on-line over the web on the terms and conditions included in the End User License Agreement (EULA) each new employee must accept in order to access TriNet’s on-line self-service portal: HR Passport.

You may indicate your acceptance of this offer by signing on the appropriate space indicated below and return a signed copy along with the other necessary agreements referenced in this letter in the enclosed stamped envelope to Tim Morrison. This offer will be open until July 31, 2008.

We are all excited about the opportunity to work with you. On behalf of all our team members, let me extend a sincere Welcome Aboard!

Sincerely

/s/ Peter Barrett
Peter Barrett
Chairman of the Board of Directors
Zafgen, Inc.

Enclosures:

~Zafgen’s Standard Form of Agreement Regarding Employee

~Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

~I-9 Employment Verification Form

~End User License Agreement for TriNet Web Benefits Information Access

I accept the above terms of employment as stated:

/s/ Thomas E. Hughes	7-29-2008
Thomas E. Hughes	Date